Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2026 with respect to the financial statements of Biofrontera, Inc. as of and for the year ended December 31, 2025 included in Biofrontera Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAS P.C.

Morristown, New Jersey

July 22, 2026